Exhibit 99.1

Media Contact: William H. Galligan                  Phone: 816/983-1551
bgalligan@kcsouthern.com

Kansas City Southern Reports Record Fourth Quarter and Full-Year 2012 Revenues, Carloads and Operating Income

Fourth Quarter 2012 Results

•	Revenue of $568 million, an increase of 7% over fourth quarter 2011.

•	Operating income of $174 million, 15% higher than a year ago.

•	Operating ratio of 69.5%, compared with 71.6% in fourth quarter 2011.

•	Diluted earnings per share for fourth quarter 2012 was $0.83. Adjusted diluted earnings per share was $0.92 for fourth quarter 2012.

Kansas City, MO, January 22, 2013. Kansas City, MO. Kansas City Southern (KCS) (NYSE:KSU) reported record fourth quarter 2012 revenues of $568 million. Fourth quarter carloads of 532 thousand, also a record, increased 2% over fourth quarter 2011.

Compared to 2011, fourth quarter revenue growth was led by a 33% increase in Automotive revenue and 14% increases in Chemical & Petroleum and Intermodal revenue. Industrial & Consumer Products was also strong with revenues growing by 11% in the fourth quarter of 2012. Energy and Agriculture & Minerals revenues declined by 1% and 11%, respectively.

Operating income for the fourth quarter of 2012 was $174 million compared with $150 million a year ago, a 15% increase. KCS reported a fourth quarter 2012 operating ratio of 69.5%, a 2.1 point improvement from fourth quarter 2011. Operating expenses in the fourth quarter were $395 million compared with $380 million in the corresponding 2011 period, a 4% increase.

Reported net income in the fourth quarter of 2012 totaled $92 million, or $0.83 per diluted share, compared with $96 million, or $0.87 per diluted share, in the fourth quarter of 2011. Excluding debt retirement costs and the impacts of foreign exchange rate fluctuations, adjusted diluted earnings per share for fourth quarter 2012 was $0.92 compared to $0.77 in 2011.

For the full year of 2012, revenue was a record $2.2 billion, up 7% over 2011. Carloads for 2012 were 2.1 million, an increase of 5% over the prior year.

Full-year operating income was $716 million, a 17% increase over the prior year, and the Company's 2012 operating ratio was 68.0% compared with 70.9% in 2011. Excluding one-time benefits from the elimination of a net deferred liability in 2012 and insurance recoveries in 2011, full-year 2012 adjusted operating income was $673 million, an increase of 15% over prior year's adjusted operating income. The 2012 full-year adjusted operating ratio was 69.9%, a 2.2 point improvement over the prior year's adjusted operating ratio.

“It is to the credit of the entire KCS team that the Company successfully navigated its way through a host of challenging economic and climatic issues to make 2012 one of the best years in its 125-year history,” stated David L. Starling, KCS president and chief executive officer.

“Despite the impact on our coal franchise of an unseasonably warm winter and low natural gas prices, the effect on our grain carloadings of one of the most severe droughts in U.S. history and finally, the dampening effect on overall economic activity late in the year due to fiscal cliff concerns, KCS achieved record carloadings and revenues in 2012. This success is due in large part to the balanced and diverse mix of commodities that KCS transports and the ability of employees at every level of the company to react quickly and effectively to opportunities in the transportation marketplace.

“KCS reported a fourth quarter 2012 operating ratio of 69.5% compared to 71.6% in the fourth quarter of 2011. For the full year, KCS' adjusted operating ratio was 69.9%, a 2.2 point improvement to the full year 2011 adjusted operating ratio of 72.1%.

“In addition, KCS met the top-line guidance targets for full-year 2012 of mid-single digit growth in volume, revenues and pricing that were outlined in July. With a host of new facilities that KCS will serve coming on-line in the second half of 2013 and in 2014, coupled with expanded business opportunities throughout all commodity groups, we believe in the Company's ability to generate strong revenue growth over both the short and longer term.

“Management remains focused on closely monitoring every aspect of KCS' ongoing operations while also overseeing the expansion of system capacity in order to stay ahead of the sustained growth we anticipate. We are committed to this in order to ensure good service for our customers and to maximize returns to our shareholders.”

GAAP RECONCILIATIONS
($ in millions, except per share amounts)

Reconciliation of Diluted Earnings per Share to Adjusted Diluted Earnings per Share	Three Months Ended December 31,
	2012	2011
Diluted earnings per share	$0.83	$0.87
Adjustment for debt retirement costs	0.01	0.14
Adjustment for foreign exchange loss	0.01	0.01
Adjustment for foreign exchange component of income taxes	0.07	(0.25)
Adjusted diluted earnings per share - see (a) below	$0.92	$0.77

Reconciliation of Operating Expenses to Adjusted Operating Expenses	Twelve Months Ended December 31,
	2012	2011
Operating expenses as reported	$1,522.7	$1,486.7
Adjustment for elimination of net deferred liability	43.0	—
Adjustment for gain on insurance recoveries	—	25.6
Adjusted operating expenses - see (b) below	$1,565.7	$1,512.3

Operating income as reported	$715.9	$611.6
Adjusted operating income - see (b) below	672.9	586.0

Operating ratio (c) as reported	68.0%	70.9%
Adjusted operating ratio - see (b) and (c) below	69.9%	72.1%

(a)
The Company believes adjusted diluted earnings per share is meaningful as it allows investors to evaluate the Company's performance for different periods on a more comparable basis by excluding the impact of changes in foreign currency exchange rates and items that are not directly related to the ongoing operations of the Company.

(b)
The Company believes adjusted operating expenses, operating income and operating ratio are meaningful as they allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding items that are not directly related to the ongoing operations of the Company.

(c)	Operating ratio is calculated by dividing operating expenses by revenues; or in the case of adjusted operating ratio, adjusted operating expenses divided by revenues.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de México, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  Kansas City Southern's North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This news release contains “forward-looking statements” within the meaning of the securities laws concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The words “projects,” “estimates,” “forecasts,” “believes,” “intends,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based upon information currently available to management and management's perception thereof as of the date of this news release. Differences that actually occur could be caused by a number of external factors over which management has little or no control, including: competition and consolidation within the transportation industry; the business environment in industries that produce and consume rail freight; revocation of the rail concession of KCS's subsidiary, Kansas City Southern de México, S.A. de C.V.; the termination, or failure to renew, agreements with customers, other railroads and third parties; interest rates; access to capital; disruptions to KCS's technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; market and regulatory responses to climate change; credit risk of customers and counterparties and their failure to meet their financial obligations; legislative and regulatory developments and disputes; rail accidents or other incidents or accidents along KCS's rail network, facilities or customer facilities involving the release of hazardous materials, including toxic inhalation hazards; fluctuation in prices or availability of key materials, in particular diesel fuel; dependency on certain key suppliers of core rail equipment; changes in securities and capital markets; loss of key personnel; labor difficulties, including strikes and work stoppages; insufficiency of insurance to cover lost revenue, profits or other damages; acts of terrorism or risk of terrorist activities; war or risk of war; domestic and international economic conditions; political and economic conditions in Mexico and the level of trade between the United States and Mexico; the outcome of claims and litigation involving KCS or its subsidiaries; and other factors affecting the operation of the business. More detailed information about these factors may be found in filings by KCS with the Securities and Exchange Commission, including KCS's Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 1-4717) and subsequent reports. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.  KCS is not obligated to update any forward-looking statements in this news release to reflect future events or developments.

Kansas City Southern
Consolidated Statements of Income
(In millions, except share and per share amounts)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues	$568.4	$530.3	$2,238.6	$2,098.3
Operating expenses:
Compensation and benefits	107.0	109.7	430.5	423.8
Purchased services	50.5	51.3	219.8	204.8
Fuel	94.9	88.5	359.6	346.5
Equipment costs	42.8	42.8	167.1	172.0
Depreciation and amortization	51.9	47.1	198.8	186.2
Materials and other	47.7	40.5	189.9	179.0
Elimination of deferred statutory profit sharing liability, net	—	—	(43.0)	—
Gain on insurance recoveries related to hurricane damage	—	—	—	(25.6)
Total operating expenses	394.8	379.9	1,522.7	1,486.7
Operating income	173.6	150.4	715.9	611.6
Equity in net earnings of unconsolidated affiliates	4.2	4.6	19.3	18.2
Interest expense	(23.8)	(31.4)	(100.4)	(129.1)
Debt retirement costs	(2.1)	(24.5)	(20.1)	(38.7)
Foreign exchange gain (loss)	(1.4)	(2.3)	2.7	(9.2)
Other income (expense), net	(0.2)	(0.1)	(1.0)	2.2
Income before income taxes	150.3	96.7	616.4	455.0
Income tax expense	57.8	0.7	237.0	123.1
Net income	92.5	96.0	379.4	331.9
Less: Net income attributable to noncontrolling interest	0.7	0.3	2.1	1.6
Net income attributable to Kansas City Southern and subsidiaries	91.8	95.7	377.3	330.3
Preferred stock dividends	—	0.1	0.2	1.6
Net income available to common stockholders	$91.8	$95.6	$377.1	$328.7

Earnings per share:
Basic earnings per share	$0.84	$0.87	$3.44	$3.04
Diluted earnings per share	$0.83	$0.87	$3.43	$3.00

Average shares outstanding (in thousands):
Basic	109,793	109,566	109,712	108,208
Potentially dilutive common shares	344	346	368	1,622
Diluted	110,137	109,912	110,080	109,830

Cash dividends declared per common share	$0.195	$—	$0.780	$—

Kansas City Southern
Revenue & Carloads/Units by Commodity - Fourth Quarter 2012 and 2011

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Fourth Quarter		%	Fourth Quarter		%	Fourth Quarter		%
	2012	2011	Change	2012	2011	Change	2012	2011	Change

Chemical & Petroleum
Chemicals	$50.7	$44.1	15%	27.7	26.3	5%	$1,830	$1,677	9%
Petroleum	26.6	23.6	13%	17.9	16.6	8%	1,486	1,422	5%
Plastics	26.7	23.9	12%	16.0	15.8	1%	1,669	1,513	10%
Total	104.0	91.6	14%	61.6	58.7	5%	1,688	1,560	8%

Industrial & Consumer Products
Forest Products	64.0	59.0	8%	31.7	32.0	(1%)	2,019	1,844	9%
Metals & Scrap	56.2	46.2	22%	31.2	26.7	17%	1,801	1,730	4%
Other	17.1	18.1	(6%)	19.0	18.4	3%	900	984	(9%)
Total	137.3	123.3	11%	81.9	77.1	6%	1,676	1,599	5%

Agriculture & Minerals
Grain	45.9	54.0	(15%)	27.3	33.3	(18%)	1,681	1,622	4%
Food Products	35.0	36.7	(5%)	15.3	16.8	(9%)	2,288	2,185	5%
Ores & Minerals	5.0	5.7	(12%)	5.2	5.7	(9%)	962	1,000	(4%)
Stone, Clay & Glass	6.0	6.6	(9%)	3.0	3.1	(3%)	2,000	2,129	(6%)
Total	91.9	103.0	(11%)	50.8	58.9	(14%)	1,809	1,749	3%

Energy (i)
Utility Coal	54.1	66.9	(19%)	51.5	66.7	(23%)	1,050	1,003	5%
Coal & Petroleum Coke	10.1	8.1	25%	13.2	10.1	31%	765	802	(5%)
Frac Sand	13.1	9.7	35%	5.9	5.7	4%	2,220	1,702	30%
Crude Oil	7.3	0.8	813%	3.5	0.7	400%	2,086	1,143	83%
Total	84.6	85.5	(1%)	74.1	83.2	(11%)	1,142	1,028	11%

Intermodal	80.0	69.9	14%	234.8	220.3	7%	341	317	8%

Automotive	49.1	37.0	33%	28.5	23.6	21%	1,723	1,568	10%

TOTAL FOR COMMODITY GROUPS	546.9	510.3	7%	531.7	521.8	2%	$1,029	$978	5%

Other Revenue	21.5	20.0	8%

TOTAL	$568.4	$530.3	7%

(i) Effective January 1, 2012, the Company established the Energy commodity group, which includes the previous Coal commodity group and certain amounts previously included within the Agriculture & Minerals and Chemicals & Petroleum commodity groups. Prior period amounts have been reclassified to conform to the current year presentation.

Kansas City Southern
Revenue & Carload/Units by Commodity - Years Ended December 31, 2012 and 2011

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Years Ended		%	Years Ended		%	Years Ended		%
	2012	2011	Change	2012	2011	Change	2012	2011	Change

Chemical & Petroleum
Chemicals	$200.2	$192.0	4%	111.9	115.5	(3%)	$1,789	$1,662	8%
Petroleum	105.8	106.8	(1%)	70.7	72.1	(2%)	1,496	1,481	1%
Plastics	104.3	97.5	7%	64.2	64.5	—	1,625	1,512	7%
Total	410.3	396.3	4%	246.8	252.1	(2%)	1,662	1,572	6%

Industrial & Consumer Products
Forest Products	253.9	233.0	9%	129.1	128.8	—	1,967	1,809	9%
Metals & Scrap	224.8	195.3	15%	126.7	117.1	8%	1,774	1,668	6%
Other	72.4	75.3	(4%)	80.3	80.7	—	902	933	(3%)
Total	551.1	503.6	9%	336.1	326.6	3%	1,640	1,542	6%

Agriculture & Minerals
Grain	213.1	212.1	—	122.8	128.3	(4%)	1,735	1,653	5%
Food Products	140.0	150.3	(7%)	61.8	69.8	(11%)	2,265	2,153	5%
Ores & Minerals	21.6	27.5	(21%)	21.4	27.1	(21%)	1,009	1,015	(1%)
Stone, Clay & Glass	25.8	25.7	—	12.9	13.4	(4%)	2,000	1,918	4%
Total	400.5	415.6	(4%)	218.9	238.6	(8%)	1,830	1,742	5%

Energy (i)
Utility Coal	211.0	245.5	(14%)	211.6	245.8	(14%)	997	999	—
Coal & Petroleum Coke	34.6	36.5	(5%)	46.5	42.3	10%	744	863	(14%)
Frac Sand	50.8	31.8	60%	25.6	21.3	20%	1,984	1,493	33%
Crude Oil	16.4	3.6	356%	8.7	2.6	235%	1,885	1,385	36%
Total	312.8	317.4	(1%)	292.4	312.0	(6%)	1,070	1,017	5%

Intermodal	306.5	251.8	22%	914.2	798.8	14%	335	315	6%

Automotive	174.4	139.2	25%	103.7	85.6	21%	1,682	1,626	3%

TOTAL FOR COMMODITY GROUPS	2,155.6	2,023.9	7%	2,112.1	2,013.7	5%	$1,021	$1,005	2%

Other Revenue	83.0	74.4	12%

TOTAL	$2,238.6	$2,098.3	7%

(i) Effective January 1, 2012, the Company established the Energy commodity group, which includes the previous Coal commodity group and certain amounts previously included within the Agriculture & Minerals and Chemicals & Petroleum commodity groups. Prior period amounts have been reclassified to conform to the current year presentation.